Exhibit 99.1
TIME WARNER CABLE REPORTS
2007 FULL-YEAR AND FOURTH-QUARTER RESULTS
Full-Year 2007 OIBDA Climbed 36% and Operating Income Grew 27% Over Prior Year; Full-Year 2007 OIBDA Rose 11% and Operating Income Increased 12% Over Pro Forma Prior Year
Fourth-Quarter OIBDA Grew 19% and Operating Income Climbed 26% Over Prior Year; Fourth-Quarter OIBDA Increased 13% and Operating Income Rose 17% Over Pro Forma Prior Year
Revenue Generating Units Surpassed 32 Million, Driven by a Record One Million Digital Phone Net Additions, as well as Nearly One Million Residential High-Speed Data Net Additions and Over 750,000 Digital Video Net Additions for Full Year 2007
Los Angeles Led Record Fourth-Quarter Net Additions in Digital Phone and Triple Play Subscribers
NEW YORK, NY, February 6, 2008 — Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its full year and fourth quarter ended December 31, 2007.
Time Warner Cable President and Chief Executive Officer Glenn Britt said: “We close the books on 2007 having met or exceeded all of the elements of our full-year business outlook and are eager to build on that success in the coming year. I am pleased that the Acquired Systems, including Los Angeles and Dallas, have turned a corner and are poised to make a meaningful contribution in 2008.”
Mr. Britt continued: “To achieve our ambitious goals, we’re ready to fight for every single customer by delivering the innovative products and services that they want — today. We’re very well prepared to compete, and we are focused on improving our position every day. Beyond competing for customers in our existing businesses, we’re expanding into commercial services that we believe can substantially boost our results over time. We remain confident that, by maintaining our strict capital spending discipline, we can generate robust free cash flow growth for the foreseeable future.”
BASIS OF PRESENTATION
On July 31, 2006, a subsidiary of Time Warner Cable, Time Warner NY Cable LLC (“TW NY”), acquired certain cable systems from Adelphia Communications Corporation, Comcast Corporation’s (“Comcast”) interests in Time Warner Cable and Time Warner Entertainment Company, L.P. (“TWE”) were redeemed, and

TW NY and Comcast also exchanged certain cable systems. Collectively, these acquisitions and dispositions are referred to as the “Transactions.”
On January 1, 2007, Texas and Kansas City Cable Partners, L.P. (“TKCCP”), an unconsolidated joint venture between Time Warner Cable and Comcast, distributed its assets to its partners. Time Warner Cable received the systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which had approximately 855,000 customer relationships, including approximately 788,000 basic video subscribers, at December 31, 2006, and began consolidating the financial results of the Kansas City Pool on January 1, 2007.
For the presentation of subscriber information, the systems that the Company acquired in the Transactions, which had approximately 4.1 million customer relationships, including approximately 3.7 million basic video subscribers, at December 31, 2007, are referred to as the “Acquired Systems.” Those systems that the Company owned both before and after the Transactions as well as the Kansas City Pool, which together had approximately 10.5 million customer relationships, including approximately 9.5 million basic video subscribers, at December 31, 2007, are referred to as the “Legacy Systems.”
For the presentation of financial information, however, “Legacy Systems” refers only to those systems that the Company owned both before and after the Transactions and does not include the Kansas City Pool (the financial results of which the Company has shown separately). The “Acquired Systems” has the same definition as above.
The pro forma financial information for 2006 presents the results as if the Transactions had occurred and the Kansas City Pool had been consolidated on January 1, 2006.
As previously noted, on July 31, 2006, Time Warner Cable completed the Transactions and began consolidating the results of the Acquired Systems. Additionally, on January 1, 2007, the Company began consolidating the results of the Kansas City Pool. Accordingly, the operating results for the three and twelve months ended December 31, 2007, include the results for the Legacy Systems, the Acquired Systems and the Kansas City Pool for the full three- and twelve-month periods, and the operating results for the three and twelve months ended December 31, 2006, include the results of the Legacy Systems for the full three- and twelve-month periods and the Acquired Systems for the three- and five-month periods ended December 31, 2006, but do not include the consolidation of the results of the Kansas City Pool. The impact of the incremental seven months of revenues and expenses of the Acquired Systems on the results for the twelve months ended December 31, 2007, is referred to as the “impact of the Acquired Systems” in the discussion that follows.
FULL-YEAR RESULTS
Revenues rose 36% ($4.2 billion) to $16.0 billion. The year-over-year increase reflects the impact of the Acquired Systems, 9% growth in the Legacy Systems and the consolidation of the Kansas City Pool ($877 million).
Subscription revenues increased 36% ($4.0 billion) to $15.1 billion. Video revenues grew 33% ($2.5 billion) to $10.2 billion, benefiting from the impact of the Acquired Systems and the consolidation of the Kansas City Pool ($547 million), as well as the continued penetration of digital video services and video price increases. High-speed data revenues rose 35% ($974 million) to $3.7 billion, driven mainly by the impact of the Acquired Systems and the consolidation of the Kansas City Pool ($203 million), as well as subscriber growth. Voice revenues climbed 67% ($478 million) to $1.2 billion, resulting primarily from strong Digital Phone subscriber growth and the consolidation of the Kansas City Pool ($85 million).
Advertising revenues increased 31% ($203 million) to $867 million, due mainly to the impact of the Acquired Systems, and, to a lesser extent, the consolidation of the Kansas City Pool ($42 million).
Operating Income before Depreciation and Amortization (“OIBDA”) climbed 36% ($1.5 billion) to $5.7 billion, reflecting revenue growth, offset partially by higher operating expenses, primarily video programming, employee, Digital Phone service and marketing costs. OIBDA also included merger-related and restructuring charges of $23 million in 2007, compared to $56 million in 2006.

Operating Income climbed 27% ($587 million) to $2.8 billion, reflecting the increase in OIBDA, offset partly by higher depreciation ($821 million) and amortization ($105 million) expenses. The increase in depreciation expense was due primarily to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and an increase in recent years in demand-driven purchases of customer premise equipment, which generally has a shorter useful life compared to the mix of assets previously purchased. The increase in amortization expense was due primarily to the amortization of intangible assets related to customer relationships associated with the Acquired Systems. This was offset partially by the absence after the first quarter of 2007 of amortization expense associated with customer relationships recorded in connection with the restructuring of TWE in 2003, which were fully amortized at the end of the first quarter of 2007.
Income and Per Share Results
For the full year 2007, income from continuing operations and net income were both $1.1 billion, or $1.15 per basic and diluted common share. This compares to income from continuing operations for the full year 2006 of $936 million, or $0.95 per basic and diluted common share, and net income for the full year 2006 of $2.0 billion, or $2.00 per basic and diluted common share.
Certain items in the full year 2007 affected comparability, including a gain resulting from the distribution of TKCCP’s assets, which was treated as a sale of the Company’s 50% equity interest in the Houston area systems of TKCCP. This item had the net effect of increasing the current year’s income from continuing operations and net income by approximately $81 million, or $0.08 per basic and diluted common share. Additionally, certain items in the prior year affected comparability, including a pretax gain on the systems transferred to Comcast in the Transactions and a net tax benefit resulting primarily from the reversal of historical deferred tax liabilities that had existed on systems transferred to Comcast, which were included in discontinued operations, net. In the aggregate, these items had the net effect of increasing the prior year’s net income by approximately $965 million, or $0.97 per basic and diluted common share. Excluding these items, both income from continuing operations and net income increased for the full year 2007, due primarily to increases in Operating Income, offset in part by higher interest expense and higher income tax provision, as well as lower income from equity investments, net.
Cash Provided by Operating Activities totaled $4.6 billion in 2007.
Capital Expenditures from Continuing Operations increased $715 million to $3.4 billion. The growth in capital expenditures was driven by the Acquired Systems, as well as the continued roll-out of advanced digital services in the Legacy Systems.
Free Cash Flow was $1.1 billion in 2007. Net debt and mandatorily redeemable preferred membership units as of December 31, 2007, totaled $13.6 billion.
FOURTH-QUARTER RESULTS
Revenues rose 12% ($438 million) to $4.1 billion. OIBDA grew 19% ($254 million) to $1.6 billion. OIBDA also included merger-related and restructuring charges of $3 million for the fourth quarter of 2007, compared to $13 million for the fourth quarter of 2006. Operating Income increased 26% ($162 million) to $795 million, as growth in OIBDA was offset partly by higher depreciation expense ($101 million).
Income from Continuing Operations and Net Income for the fourth quarter of 2007 both totaled $327 million, or $0.33 per basic and diluted common share. This compares to income from continuing operations for the fourth quarter of 2006 of $246 million, or $0.25 per basic and diluted common share, and net income of $266 million, or $0.27 per basic and diluted common share.

Table 1
Full-Year Results
(Unaudited)

	Year Ended December 31, 2007				Year Ended December 31, 2006
	Legacy	Acquired	Kansas	Total	Legacy	Acquired	Kansas	Total
	Systems	Systems	City Pool	Systems	Systems	Systems(a)	City Pool	Systems
	(in millions)				(in millions)
Subscription revenues:
Video	$6,830	$2,788	$547	$10,165	$6,467	$1,165	$—	$7,632
High-speed data	2,692	835	203	3,730	2,435	321	—	2,756
Voice(b)	1,011	97	85	1,193	687	28	—	715

Total Subscription revenues	10,533	3,720	835	15,088	9,589	1,514	—	11,103
Advertising revenues	539	286	42	867	527	137	—	664

Total revenues	$11,072	$4,006	$877	$15,955	$10,116	$1,651	$—	$11,767

OIBDA				$5,742				$4,229

Operating Income				$2,766				$2,179

(a)	Reflects revenues for the Acquired Systems for the five months ended December 31, 2006.
(b)	Voice revenues for the Acquired Systems included revenues of $34 million for the year ended December 31, 2007, and $27 million for the five months ended December 31, 2006, associated with subscribers acquired from Comcast who received traditional, circuit-switched telephone service.
Table 2
Fourth-Quarter Results
(Unaudited)

	Three Months Ended December 31, 2007				Three Months Ended December 31, 2006
	Legacy	Acquired	Kansas	Total	Legacy	Acquired	Kansas	Total
	Systems	Systems	City Pool	Systems	Systems	Systems	City Pool	Systems
	(in millions)				(in millions)
Subscription revenues:
Video	$1,722	$692	$138	$2,552	$1,645	$698	$—	$2,343
High-speed data	699	219	52	970	650	192	—	842
Voice(a)	276	37	23	336	206	16	—	222

Total Subscription revenues	2,697	948	213	3,858	2,501	906	—	3,407
Advertising revenues	145	75	11	231	153	91	—	244

Total revenues	$2,842	$1,023	$224	$4,089	$2,654	$997	$—	$3,651

OIBDA				$1,563				$1,309

Operating Income				$795				$633

(a)	Voice revenues for the Acquired Systems included revenues of $1 million and $15 million for the three months ended December 31, 2007 and 2006, respectively, associated with subscribers acquired from Comcast who received traditional, circuit-switched telephone service.
FULL-YEAR & FOURTH-QUARTER PRO FORMA RESULTS
Compared to pro forma results for the full year 2006: revenues for the full year 2007 increased 8% ($1.2 billion) to $16.0 billion, Subscription revenues rose 8% ($1.2 billion) to $15.1 billion and Advertising revenues increased 2% ($17 million) to $867 million; in addition, for the full year 2007, OIBDA climbed 11% ($590 million) to $5.7 billion, and Operating Income grew 12% ($291 million) to $2.8 billion.
Compared to pro forma results for the fourth quarter of 2006: revenues for the fourth quarter of 2007 rose 7% ($251 million) to $4.1 billion, Subscription revenues increased 8% ($278 million) to $3.9 billion and Advertising revenues declined 10% ($27 million) to $231 million; in addition, for the fourth quarter of 2007, OIBDA climbed 13% ($182 million) to $1.6 billion and Operating Income grew 17% ($116 million) to $795 million.

Table 3
Comparison to Pro Forma 2006 Results
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006(a)	2007	2006(a)
		(pro forma)		(pro forma)
	(in millions)		(in millions)
Subscription revenues:
Video	$2,552	$2,474	$10,165	$9,821
High-speed data	970	866	3,730	3,271
Voice	336	240	1,193	818

Total Subscription revenues	3,858	3,580	15,088	13,910
Advertising revenues(b)	231	258	867	850

Total revenues	$4,089	$3,838	$15,955	$14,760

OIBDA	$1,563	$1,381	$5,742	$5,152

Operating Income	$795	$679	$2,766	$2,475

(a)	For the three months ended December 31, 2006, the pro forma information presents the Company’s results as if the consolidation of the Kansas City Pool had occurred on January 1, 2006. For the year ended December 31, 2006, the pro forma information presents the Company’s results as if the Transactions and the consolidation of the Kansas City Pool had occurred on January 1, 2006.
(b)	Adlink Cable Advertising, LLC (“Adlink”) interconnects the Los Angeles area cable television systems to sell regional and national advertising. As a result of its increased ownership interest in Adlink arising from the Transactions, the Company began consolidating the operating results of Adlink as of July 31, 2006. Pro forma Advertising revenues for full year 2006 do not include revenues attributable to the remaining non-TWC ownership interests in Adlink for the first seven months of the year. Advertising revenues for full year 2007 include approximately $30 million attributable to such non-TWC ownership interests for the corresponding seven-month period.
SUBSCRIBER UPDATE
For definitions of certain terms, please refer to Table 4 below, which presents selected operating data.
Customer Relationships. At December 31, 2007, customer relationships totaled 14.6 million, with net additions of 68,000 during the full year 2007. During the fourth quarter of 2007, customer relationships decreased a net 4,000.
Revenue Generating Units. At the end of 2007, total revenue generating units (“RGUs”) reached 32.1 million. During the fourth quarter of 2007, RGU net additions totaled 591,000.
Bundled Subscribers. At December 31, 2007, nearly 7.1 million customers (48% of the 14.6 million total customer relationships) subscribed to two or more of the Company’s primary services (video, high-speed data and voice), representing a net addition of 199,000 during the fourth quarter. Bundled subscribers in the Legacy Systems totaled 5.5 million (52% of customer relationships in the Legacy Systems), representing a net addition of 125,000 during the fourth quarter. Bundled subscribers in the Acquired Systems totaled 1.6 million (39% of customer relationships in the Acquired Systems), representing a net addition of 74,000 during the fourth quarter.
At the end of 2007, triple play subscribers totaled 2.4 million (16% of total customer relationships), reflecting 228,000 net additions, led by Los Angeles, during the fourth quarter. In that quarter, the Legacy Systems posted 125,000 triple play net additions to finish the year at 2.1 million (20% of customer relationships in the Legacy Systems), and the Acquired Systems posted 103,000 triple play net additions to end 2007 at 267,000 (6% of customer relationships in the Acquired Systems).
Basic Video. At December 31, 2007, basic video subscribers totaled 13.3 million, representing 50% of its homes passed. In the Legacy Systems, basic video penetration was 56% of homes passed. Basic video subscribers decreased a net 50,000 during the fourth quarter, with net declines of 29,000 in the Legacy Systems and 21,000 in the Acquired Systems. Approximately 80% of the net declines in the Acquired Systems during the fourth quarter were in Dallas and Los Angeles.
Digital Video. At the end of 2007, digital video subscribers totaled 8.0 million, representing 61% penetration of basic video subscribers. Digital video net additions were 168,000 during the fourth quarter. The Legacy Systems grew by 112,000 net additions, and the Acquired Systems climbed by 56,000 net additions during the fourth quarter.

Residential High-Speed Data. At December 31, 2007, the Company had 7.6 million residential high-speed data subscribers, representing 29% penetration of service-ready homes passed. Residential high-speed data net additions reached 214,000 during the fourth quarter, led by Los Angeles. The Legacy Systems contributed net additions of 130,000, and the Acquired Systems provided net additions of 84,000 in the fourth quarter.
Digital Phone. At the end of 2007, Digital Phone subscribers totaled 2.9 million, representing 12% penetration of service-ready homes passed. Digital Phone net additions set a quarterly record of 285,000 during the fourth quarter, led by Los Angeles. The Legacy Systems rose by 146,000 net additions, and the Acquired Systems grew by 139,000 net additions in the fourth quarter.

Table 4
Selected Operating Data

	Legacy Systems				Acquired Systems
		Net				Net
		Additions	Acquisitions			Additions	Acquisitions
	9/30/07	(Declines)(a)	(Dispositions)(a)	12/31/07	9/30/07	(Declines)(a)	(Dispositions)(a)	12/31/07
		(in thousands)				(in thousands)
Subscriber Data:
Homes passed(b)	17,043	89	9	17,141	9,439	(23)	(31)	9,385
Basic video(c)	9,567	(29)	7	9,545	3,741	(21)	(14)	3,706
Digital video(d)	5,721	112	1	5,834	2,139	56	(7)	2,188
Residential high-speed data(e)	5,614	130	3	5,747	1,798	84	(9)	1,873
Commercial high-speed data(e)	233	6	—	239	39	2	—	41
Digital Phone(f)	2,401	146	—	2,547	209	139	—	348
Circuit-switched telephone service(g)	—	—	—	—	43	(34)	—	9
Revenue generating units(h)	23,536	365	11	23,912	7,969	226	(30)	8,165
Customer relationships(i)	10,502	(1)	7	10,508	4,135	(3)	(14)	4,118

	Total Systems
		Net
		Additions	Acquisitions
	9/30/07	(Declines)(a)	(Dispositions)(a)	12/31/07
		(in thousands)
Subscriber Data:
Homes passed(b)	26,482	66	(22)	26,526
Basic video(c)	13,308	(50)	(7)	13,251
Digital video(d)	7,860	168	(6)	8,022
Residential high-speed data(e)	7,412	214	(6)	7,620
Commercial high-speed data(e)	272	8	—	280
Digital Phone(f)	2,610	285	—	2,895
Circuit-switched telephone service(g)	43	(34)	—	9
Revenue generating units(h)	31,505	591	(19)	32,077
Customer relationships(i)	14,637	(4)	(7)	14,626

	9/30/07			12/31/07
	Legacy	Acquired	Total	Legacy	Acquired	Total
	Systems	Systems	Systems	Systems	Systems	Systems
Penetration Data:
Basic video(j)	56.1%	39.6%	50.3%	55.7%	39.5%	50.0%
Digital video(k)	59.8%	57.2%	59.1%	61.1%	59.0%	60.5%
Residential high-speed data(l)	33.2%	19.5%	28.3%	33.8%	20.3%	29.0%
Digital Phone(m)	14.8%	2.8%	11.0%	15.5%	4.3%	11.8%

(a)	Net additions (declines) reflect subscriber activity for each period other than subscriber changes resulting from acquisitions, dispositions or exchanges during any given quarter of cable systems that, in the aggregate, served more than 5,000 basic video subscribers. The subscriber changes resulting from such transactions are reflected in the “Acquisitions (Dispositions)” column and include the subscriber changes resulting from two acquisitions and one disposition that closed during the fourth quarter of 2007.

(b)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by the Company’s cable systems without further extending the transmission lines.

(c)	Basic video subscriber numbers reflect billable subscribers who receive at least basic video service.

(d)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology.

(e)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by the Company.

(f)	Digital Phone subscriber numbers include billable subscribers of IP-based telephony service.

(g)	Circuit-switched telephone subscriber numbers include billable subscribers acquired from Comcast who receive traditional, circuit-switched telephone service.

(h)	Revenue generating units represent the total of all basic video, digital video, high-speed data, Digital Phone and circuit-switched telephone service subscribers.

(i)	Customer relationships represent the number of subscribers that receive at least one level of service, encompassing video, high-speed data and voice (including circuit-switched telephone) services, without regard to the number of services purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

(j)	Basic video penetration represents basic video subscribers as a percentage of homes passed.

(k)	Digital video penetration represents digital video subscribers as a percentage of basic video subscribers.

(l)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of estimated high-speed data service-ready homes passed.

(m)	Digital Phone penetration represents Digital Phone subscribers as a percentage of estimated Digital Phone service-ready homes passed.

Use of OIBDA and Free Cash Flow
OIBDA is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines OIBDA as Operating Income before depreciation of tangible assets and amortization of intangible assets. Management utilizes OIBDA, among other measures, in evaluating the performance of the Company’s business because OIBDA eliminates the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes OIBDA because it believes this measure provides valuable insight into the underlying performance of the Company’s individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as income tax provision, other income (expense), net, minority interest expense, net, income from equity investments, net, and interest expense, net. In this regard, OIBDA is a significant measure used in the Company’s annual incentive compensation programs. OIBDA also is a metric used by the Company’s parent, Time Warner Inc. (“Time Warner”), to evaluate the Company’s performance and is an important measure in the Time Warner reportable segment disclosures. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of this measure is that it does not reflect the significant costs borne by the Company for income taxes, debt servicing costs, the share of OIBDA related to the minority ownership, the results of the Company’s equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income and earnings per share.
Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the Company’s business. The Company believes this measure is an important indicator of its liquidity, including its ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.
Both OIBDA and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, net income and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.
The Company uses pro forma information to evaluate its financial performance when certain acquisitions, dispositions and other transactions occur. Historical information reflects the Company’s financial results only after the acquisitions, dispositions or other transactions have occurred, while pro forma information enhances comparability of financial information between periods by presenting the information as if the transactions had occurred at the beginning of the prior year. The pro forma information is adjusted for only the timing of the transactions and does not reflect the actions undertaken by management in integrating the applicable businesses or the financial or operational benefits that have been or may be realized as a result of the transactions.
About Time Warner Cable
Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York state (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. As of December 31, 2007, Time Warner Cable served approximately 14.6 million customers who subscribed to one or more of its video, high-speed data and voice services, representing approximately 32.1 million revenue generating units.

Information on 2008 Business Outlook Release and Conference Call
Time Warner Cable issued a separate release today regarding its 2008 full-year business outlook.
The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, February 6, 2008. To listen to the call, visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Ellen East (212) 364-8228	Tom Robey (212) 364-8218
Alex Dudley (212) 364-8229
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31,
	2007	2006
	(in millions)
ASSETS
Current assets
Cash and equivalents	$232	$51
Receivables, less allowances of $87 million in 2007 and $73 million in 2006	743	632
Receivables from affiliated parties	2	98
Prepaid expenses and other current assets	95	77
Deferred income tax assets	91	78
Current assets of discontinued operations	—	52

Total current assets	1,163	988
Investments	735	2,072
Property, plant and equipment, net	12,873	11,601
Intangible assets subject to amortization, net	719	876
Intangible assets not subject to amortization	38,925	38,051
Goodwill	2,117	2,059
Other assets	68	174

Total assets	$56,600	$55,821

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$417	$516
Deferred revenue and subscriber-related liabilities	164	156
Payables to affiliated parties	204	165
Accrued programming expense	509	524
Other current liabilities	1,237	1,113
Current liabilities of discontinued operations	5	16

Total current liabilities	2,536	2,490
Long-term debt	13,577	14,428
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income tax liabilities, net	13,291	12,980
Long-term payables to affiliated parties	36	137
Other liabilities	430	296
Noncurrent liabilities of discontinued operations	—	2
Minority interests	1,724	1,624
Shareholders’ equity
Class A common stock, $0.01 par value, 902 million shares issued and outstanding as of December 31, 2007 and 2006, respectively	9	9
Class B common stock, $0.01 par value, 75 million shares issued and outstanding as of December 31, 2007 and 2006, respectively	1	1
Paid-in-capital	19,411	19,314
Accumulated other comprehensive loss, net	(174)	(130)
Retained earnings	5,459	4,370

Total shareholders’ equity	24,706	23,564

Total liabilities and shareholders’ equity	$56,600	$55,821

See accompanying note.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in millions, except per share data)		(in millions, except per share data)
Revenues:
Subscription:
Video	$2,552	$2,343	$10,165	$7,632
High-speed data	970	842	3,730	2,756
Voice	336	222	1,193	715

Total Subscription	3,858	3,407	15,088	11,103
Advertising	231	244	867	664

Total revenues	4,089	3,651	15,955	11,767
Costs and expenses:
Costs of revenues(a)	1,897	1,659	7,542	5,356
Selling, general and administrative(a)	626	670	2,648	2,126
Depreciation	703	602	2,704	1,883
Amortization	65	74	272	167
Merger-related and restructuring costs	3	13	23	56

Total costs and expenses	3,294	3,018	13,189	9,588

Operating Income	795	633	2,766	2,179
Interest expense, net	(213)	(235)	(894)	(646)
Income from equity investments, net	7	50	11	129
Minority interest expense, net	(48)	(35)	(165)	(108)
Other income, net	1	1	145	2

Income from continuing operations before income taxes	542	414	1,863	1,556
Income tax provision	(215)	(168)	(740)	(620)

Income from continuing operations	327	246	1,123	936
Discontinued operations, net of tax	—	20	—	1,038
Cumulative effect of accounting change, net of tax	—	—	—	2

Net income	$327	$266	$1,123	$1,976

Basic income per common share from continuing operations	$0.33	$0.25	$1.15	$0.95
Discontinued operations	—	0.02	—	1.05
Cumulative effect of accounting change	—	—	—	—

Basic net income per common share	$0.33	$0.27	$1.15	$2.00

Average basic common shares outstanding	976.9	976.9	976.9	990.4

Diluted income per common share from continuing operations	$0.33	$0.25	$1.15	$0.95
Discontinued operations	—	0.02	—	1.05
Cumulative effect of accounting change	—	—	—	—

Diluted net income per common share	$0.33	$0.27	$1.15	$2.00

Average diluted common shares outstanding	977.4	976.9	977.2	990.4

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying note.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2007	2006
	(in millions)
OPERATING ACTIVITIES
Net income(a)	$1,123	$1,976
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(2)
Depreciation and amortization	2,976	2,050
Pretax gain on sale of 50% equity interest in the Houston Pool of TKCCP	(146)	—
(Income) loss from equity investments, net of cash distributions	12	(129)
Equity-based compensation	59	33
Minority interest expense, net	165	108
Deferred income taxes	317	240
Changes in operating assets and liabilities, net of acquisitions:
Receivables	18	(146)
Accounts payable and other liabilities	(29)	456
Other changes	21	(65)
Adjustments relating to discontinued operations(a)	47	(926)

Cash provided by operating activities	4,563	3,595

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	(27)	(9,229)
Investment in a wireless joint venture	(33)	(633)
Capital expenditures from continuing operations	(3,433)	(2,718)
Capital expenditures from discontinued operations	—	(56)
Proceeds from the sale of cable systems	52	—
Proceeds from disposal of property, plant and equipment	9	6
Other investment proceeds	—	631

Cash used by investing activities	(3,432)	(11,999)

FINANCING ACTIVITIES
Borrowings (repayments), net(b)	(1,574)	634
Borrowings(c)	8,387	10,300
Repayments(c)	(7,679)	(975)
Principal payments on capital leases	(4)	(3)
Issuance of mandatorily redeemable preferred membership units	—	300
Redemption of Comcast’s interest in TWC	—	(1,857)
Excess tax benefit from exercise of stock options	5	4
Distributions to owners, net	(24)	(31)
Other	(61)	71

Cash provided (used) by financing activities	(950)	8,443

INCREASE IN CASH AND EQUIVALENTS	181	39
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	51	12

CASH AND EQUIVALENTS AT END OF PERIOD	$232	$51

(a)	Net income included income from discontinued operations of $1.038 billion for the year ended December 31, 2006 (none for the year ended December 31, 2007). Income from discontinued operations in 2006 included gains, net of taxes, of approximately $965 million. Net cash flows from discontinued operations were $47 million and $112 million for the years ended December 31, 2007 and 2006, respectively.
(b)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings. Borrowings (repayments), net, also included $29 million and $17 million of debt issuance costs for the years ended December 31, 2007 and 2006, respectively.
(c)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
See accompanying note.

TIME WARNER CABLE INC.
RECONCILIATION OF OPERATING INCOME TO OIBDA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in millions)		(in millions)
Operating Income	$795	$633	$2,766	$2,179
Depreciation	703	602	2,704	1,883
Amortization	65	74	272	167

OIBDA	$1,563	$1,309	$5,742	$4,229

TIME WARNER CABLE INC.
RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO
FREE CASH FLOW
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in millions)		(in millions)
Cash provided by operating activities	$1,310	$1,034	$4,563	$3,595
Reconciling items:
Discontinued operations, net of tax	—	(20)	—	(1,038)
Adjustments relating to the operating cash flow of discontinued operations	(4)	(3)	(47)	926

Cash provided by continuing operating activities	1,306	1,011	4,516	3,483
Add: Excess tax benefit from exercise of stock options	(1)	4	5	4
Less:
Capital expenditures from continuing operations	(1,018)	(998)	(3,433)	(2,718)
Partnership tax distributions, stock option distributions and principal payments on capital leases of continuing operations	(5)	(14)	(28)	(34)

Free Cash Flow	$282	$3	$1,060	$735

TIME WARNER CABLE INC.
RECONCILIATION OF NET DEBT
(Unaudited)

	December 31,
	2007	2006
	(in millions)
Long-term debt	$13,577	$14,428
Debt due within one year	—	4

Total debt	13,577	14,432
Less: Cash and equivalents	(232)	(51)

Net debt(a)	13,345	14,381
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300

Net debt and mandatorily redeemable preferred membership units issued by a subsidiary	$13,645	$14,681

(a)	Net debt is defined as total debt less cash and equivalents.

TIME WARNER CABLE INC.
RECONCILIATION OF
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Unaudited)
     The unaudited pro forma condensed combined statement of operations for the three months ended December 31, 2006, presents pro forma information for the Company as if the consolidation of the Kansas City Pool had occurred on January 1, 2006. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006, presents pro forma information for the Company as if the Transactions and the consolidation of the Kansas City Pool had occurred on January 1, 2006. The unaudited pro forma information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what the Company’s future financial condition or operating results would be after giving effect to the Transactions and the consolidation of the Kansas City Pool and does not reflect actions undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). In addition, this information does not reflect financial and operating benefits the Company expected to realize as a result of the Transactions and the consolidation of the Kansas City Pool.

	Three Months Ended December 31, 2006
		Consolidation	Pro Forma
	Historical	of the Kansas	Adjustments—	Pro Forma
	TWC(a)	City Pool(b)	TKCCP	TWC
	(in millions)
Revenues:
Subscription:
Video	$2,343	$131	$—	$2,474
High-speed data	842	46	(22)	866
Voice	222	18	—	240

Total Subscription	3,407	195	(22)	3,580
Advertising	244	14	—	258

Total revenues	3,651	209	(22)	3,838
Costs and expenses:
Costs of revenues(c)	1,659	99	(14)	1,744
Selling, general and administrative(c)	670	30	—	700
Merger-related and restructuring costs	13	—	—	13

OIBDA	1,309	80	(8)	1,381
Depreciation	602	31	(9)	624
Amortization	74	—	4	78

Operating Income	$633	$49	$(3)	$679

(a)	The Historical TWC column represents the results of the Legacy Systems and the Acquired Systems for the three months ended December 31, 2006.
(b)	The Consolidation of the Kansas City Pool column represents the results of the Kansas City Pool for the three months ended December 31, 2006.
(c)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

TIME WARNER CABLE INC.
RECONCILIATION OF
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS—(Continued)
(Unaudited)

	Year Ended December 31, 2006
						Pro Forma
			Comcast	Less Items	Subtotal of	Adjustments—	Consolidation	Pro Forma
	Historical	Historical	Historical	Not	Net Acquired	The	of the Kansas	Adjustments—	Pro Forma
	TWC(a)	Adelphia	Systems	Acquired	Systems(b)	Transactions(b)	City Pool(c)	TKCCP	TWC
					(in millions)
Revenues:
Subscription:
Video	$7,632	$2,089	$495	$(913)	$1,671	$—	$518	$—	$9,821
High-speed data	2,756	505	147	(228)	424	—	175	(84)	3,271
Voice	715	—	44	—	44	—	59	—	818

Total Subscription	11,103	2,594	686	(1,141)	2,139	—	752	(84)	13,910
Advertising	664	151	54	(62)	143	—	43	—	850

Total revenues	11,767	2,745	740	(1,203)	2,282	—	795	(84)	14,760
Costs and expenses:
Costs of revenues(d)	5,356	1,641	289	(660)	1,270	—	399	(51)	6,974
Selling, general and administrative(d)	2,126	204	238	(135)	307	—	121	15	2,569
Merger-related and restructuring costs	56	—	—	—	—	—	—	—	56
Other, net	—	47	9	(47)	9	—	—	—	9

OIBDA	4,229	853	204	(361)	696	—	275	(48)	5,152
Depreciation	1,883	443	124	(194)	373	21	119	(36)	2,360
Amortization	167	77	6	(21)	62	68	1	19	317

Operating Income	$2,179	$333	$74	$(146)	$261	$(89)	$155	$(31)	$2,475

(a)	The Historical TWC column represents the results of the Legacy Systems for the year ended December 31, 2006 and the results of the Acquired Systems for the five months following the closing of the Transactions on July 31, 2006.
(b)	The sum of the Subtotal of Net Acquired Systems column and the Pro Forma Adjustments—The Transactions column represents the results of the Acquired Systems for the seven months prior to the closing of the Transactions on July 31, 2006.
(c)	The Consolidation of the Kansas City Pool column represents the results of the Kansas City Pool for the year ended December 31, 2006.
(d)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

TIME WARNER CABLE INC.
NOTE TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. BASIS OF PRESENTATION
     On July 31, 2006, a subsidiary of Time Warner Cable Inc. (“TWC”), Time Warner NY Cable LLC (“TW NY”), and Comcast Corporation (together with its subsidiaries, “Comcast”) completed the acquisition of substantially all of the cable assets of Adelphia Communications Corporation (the “Adelphia Acquisition”), Comcast’s interests in TWC and Time Warner Entertainment Company, L.P. were redeemed (the “Redemptions”), and TW NY and Comcast exchanged certain cable systems (the “Exchange” and, together with the Adelphia Acquisition and the Redemptions, the “Transactions”). The cable systems transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including gains recognized on the transfers, have been reflected as discontinued operations for all periods presented.
     As previously disclosed, Texas and Kansas City Cable Partners, L.P. (“TKCCP”) was a 50-50 joint venture between a consolidated subsidiary of TWC (Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”)) and Comcast. On January 1, 2007, TKCCP distributed its assets to its partners. TWC received certain cable assets located in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which served 788,000 basic video subscribers as of December 31, 2006, and Comcast received the pool of assets consisting of the Houston cable systems (the “Houston Pool”), which served 795,000 basic video subscribers as of December 31, 2006. TWC began consolidating the results of the Kansas City Pool on January 1, 2007. TKCCP was formally dissolved on May 15, 2007. For accounting purposes, TWC has treated the distribution of TKCCP’s assets as a sale of TWC’s 50% equity interest in the Houston Pool and as an acquisition of Comcast’s 50% equity interest in the Kansas City Pool. As a result of the sale of TWC’s 50% equity interest in the Houston Pool, TWC recorded a pretax gain of $146 million in the first quarter of 2007, which is included as a component of other income, net, in the consolidated statement of operations for the year ended December 31, 2007.
     Certain reclassifications have been made to the prior year’s financial information to conform to the December 31, 2007 presentation.